CUSIP No. 84760T 10 0                                         Page 1 of 10 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. ) FN1

                           SPECTRASITE HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   84760T 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                SEPTEMBER 1, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)








--------


          1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



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CUSIP No. 84760T 10 0                                         Page 2 of 10 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                     VIII, L.P.
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                     Delaware
     of Organization

--------------------------------------------------------------------------------
Number of               5)   Sole Voting     29,300,000 shares of
Shares Beneficially          Power           Common Stock (issu-
Owned by Each                                able upon conversion
Reporting Person                             of convertible
With:                                        preferred stock)

                      -----------------------------------------------
                        6)   Shared Voting
                             Power                -0-

                      -----------------------------------------------
                        7)   Sole Disposi-   29,300,000 shares of
                             tive Power      Common Stock (issu-
                                             able upon conversion
                                             of convertible
                                             preferred stock)
                      -----------------------------------------------
                        8)   Shared Dis-
                             positive Power       -0-
                      -----------------------------------------------

9)   Aggregate Amount Beneficially           29,300,000 shares of
     Owned by Each Reporting Person          Common Stock (issu-
                                             able upon conversion
                                             of convertible
                                             preferred stock)
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                          60.6%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                  PN



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CUSIP No. 84760T 10 0                                         Page 3 of 10 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                WCAS Information
     I.R.S. Identification                   Partners, L.P.
     No. of Above Person
     (ENTITIES ONLY)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                     Delaware
     of Organization

--------------------------------------------------------------------------------
Number of Shares        5)   Sole Voting     150,000 shares of
Beneficially                 Power           Common Stock (issu-
Owned by Each                                able upon conversion
Reporting Person                             of convertible
With:                                        preferred stock)

                      -----------------------------------------------
                        6)   Shared Voting
                             Power                -0-

                      -----------------------------------------------
                        7)   Sole Disposi-   150,000 shares of
                             tive Power      Common Stock (issu-
                                             able upon conversion
                                             of convertible
                                             preferred stock)

                      -----------------------------------------------
                        8)   Shared Dis-
                             positive Power       -0-

                      -----------------------------------------------

9)   Aggregate Amount Beneficially           150,000 shares of
     Owned by Each Reporting Person          Common Stock (issu-
                                             able upon conversion
                                             of convertible
                                             preferred stock)

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                          0.8%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                  PN



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CUSIP No. 84760T 10 0                                         Page 4 of 10 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                WCAS Capital
     I.R.S. Identification                   Partners III, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                     Delaware
     of Organization

--------------------------------------------------------------------------------
Number of               5)   Sole Voting     1,375,000 shares of
Shares Beneficially          Power           Common Stock
Owned by Each
Reporting Person
With:                   --------------------------------------------------------
                        6)   Shared Voting
                             Power                -0-
                        --------------------------------------------------------
                        7)   Sole Disposi-   1,375,000 shares of
                             tive Power      Common Stock
                        --------------------------------------------------------
                        8)   Shared Dis-
                             positive Power       -0-
                        --------------------------------------------------------

9)   Aggregate Amount Beneficially           1,375,000 shares of
     Owned by Each Reporting Person          Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                          7.2%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                  PN




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CUSIP No. 84760T 10 0                                         Page 5 of 10 Pages



                                  SCHEDULE 13G

Item 1(a) -    Name of Issuer: SpectraSite Holdings, Inc.

Item 1(b) -    Address of Issuer's Principal Executive Offices:

               100 Regency Forest Drive, Suite 400
               Cary, NC 27511

Item 2(a) -    Name of Person Filing:

               This statement is being filed by Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership ("WCAS VIII"), WCAS Information Partners, L.P., a Delaware limited partnership ("WCAS IP"), and WCAS Capital Partners III, L.P., a Delaware limited partnership ("WCAS CP III").

Item 2(b) -    Address of Principal Business Office:

               320 Park Avenue, Suite 2500
               New York, New York  10022

Item 2(c) -    Place of Organization:

               WCAS VIII:  Delaware
               WCAS IP:  Delaware
               WCAS CP III: Delaware

Item 2(d) -    Title of Class of Securities:

               Common Stock, $.001 par value

Item 2(e) -    CUSIP Number:
               84760T 10 0




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CUSIP No. 84760T 10 0                                         Page 6 of 10 Pages

Item 3 -       Statements Filed Pursuant to Rules 13d-1(b) or 13d-
               (b):

               Not applicable.

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               WCAS VIII:       29,300,000 shares of Common Stock
                                (issuable upon conversion of convertible
                                preferred stock)
               WCAS IP:         150,000 shares of Common Stock (issuable
                                upon conversion of convertible preferred
                                stock)
               WCAS CP III:     1,375,000 shares of Common Stock

               (b)  Percent of Class:

               WCAS VIII:       60.6%
               WCAS IP:         0.8%
               WCAS CP III:     7.2%

               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

               WCAS VIII:       29,300,000 shares of Common Stock
                                (issuable upon conversion of convertible
                                preferred stock)
               WCAS IP:         150,000 shares of Common Stock (issuable
                                upon conversion of convertible preferred
                                stock)
               WCAS CP III:     1,375,000 shares of Common Stock

               (ii) shared power to vote or to direct the vote:  -0-

               (iii)sole power to dispose or to direct the disposition of:

               WCAS VIII:       29,300,000 shares of Common Stock
                                (issuable upon conversion of convertible
                                preferred stock)
               WCAS IP:         150,000 shares of Common Stock (issuable
                                upon conversion of convertible preferred
                                stock)
               WCAS CP III:     1,375,000 shares of Common Stock




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CUSIP No. 84760T 10 0                                         Page 7 of 10 Pages

               (iv) shared power to dispose or to direct the disposition of: -0-

Item 5 -       Ownership of Five Percent or Less of a Class:

               Not applicable.

Item 6 -       Ownership of More than Five Percent on Behalf of
               Another Person:

               Not applicable.

Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Company:

               Not applicable.

Item 8 -       Identification and Classification of Members of the
               Group:

               See Exhibit 2.

Item 9 -       Notice of Dissolution of Group:

               Not applicable.

Item 10 -      Certification:

               Not applicable.




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CUSIP No. 84760T 10 0                                         Page 8 of 10 Pages


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                    By:  WCAS VIII Associates, L.L.C., General
                                         Partner


                                    By   /S/ JONATHAN RATHER
                                      ------------------------------------------
                                         Managing Member


                                    WCAS INFORMATION PARTNERS, L.P.
                                    By:  WCAS IP Partners, General Partner


                                    By /S/ JONATHAN RATHER
                                      ------------------------------------------
                                         Attorney-in-Fact


                                    WCAS CAPITAL PARTNERS III, L.P.
                                    By:  WCAS CP III Associates, L.L.C., General
                                         Partner


                                    By   /S/ JONATHAN RATHER
                                      ------------------------------------------
                                         Managing Member

Date: January 7, 2000




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CUSIP No. 84760T 10 0                                         Page 9 of 10 Pages


                                                                       EXHIBIT 1

                                  AGREEMENT OF
                   WELSH, CARSON, ANDERSON & STOWE VIII, L.P.,
                         WCAS INFORMATION PARTNERS, L.P.
                                       AND
                         WCAS CAPITAL PARTNERS III, L.P.
                            PURSUANT TO RULE 13d-1(k)


          The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

                                    WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                    By:  WCAS VIII Associates, L.L.C., General
                                         Partner


                                    By   /S/ JONATHAN RATHER
                                      ------------------------------------------
                                         Managing Member


                                    WCAS INFORMATION PARTNERS, L.P.
                                    By:  WCAS IP Partners, General Partner


                                    By /S/ JONATHAN RATHER
                                      ------------------------------------------
                                         Attorney-in-Fact


                                    WCAS CAPITAL PARTNERS III, L.P.
                                    By:  WCAS CP III Associates, L.L.C., General
                                         Partner


                                    By   /S/ JONATHAN RATHER
                                      ------------------------------------------
                                         Managing Member

Date: January 7, 2000




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CUSIP No. 84760T 10 0                                        Page 10 of 10 Pages

                                                                       EXHIBIT 2

                        IDENTIFICATION AND CLASSIFICATION
                             OF MEMBERS OF THE GROUP

          Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P. and WCAS Capital Partners III, L.P. are filing this statement on Schedule 13G as a group.

          Welsh, Carson, Anderson & Stowe VIII, L.P. is a Delaware limited partnership. Its sole general partner is WCAS VIII Associates, L.L.C., a Delaware limited liability company.

          WCAS Information Partners, L.P. is a Delaware limited partnership. Its sole general partner is WCAS INFO Partners, a Delaware general partnership.

          WCAS Capital Partners III, L.P. is a Delaware limited partnership. Its sole general partner is WCAS CP III Associates, L.L.C., a Delaware limited liability company.





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